                              EXPLORATION AGREEMENT


         This Exploration Agreement ("Agreement") is entered into on this the 23rd day of March, 2002, by and between SK EXPLORATION, INC. (hereinafter referred to as "SK"), with principal offices located at 7700 San Felipe, Suite 500, Houston, Texas, 77063 and KNOX MISS. PARTNERS, L.P. (hereinafter referred to as "Knox"), with principal offices located at One Belmont Ave., Suite 417, Bala Cynwyd, PA 19004.

         WHEREAS, SK is the owner of certain oil, gas and mineral leases and is presently acquiring additional oil, gas and mineral leases located in Webster, Clay, Chickasaw, Calhoun, and Grenada Counties, Mississippi. This area has been designated by SK as the Livingston Transform Area ("Livingston Area") and is more particularly described on Exhibit "A" which is attached hereto and incorporated herein for all purposes. Also identified on Exhibit "A" are three exploratory prospects being the North Mathison Prospect, Clarkston Prospect, and Lewisville Prospect, which are sometimes collectively referred to herein as (the "Prospects"); and

         WHEREAS, Knox and SK desire to jointly cooperate and participate in the exploration and development of the Livingston Area.

         NOW, THEREFORE, the parties hereto, with the intent to be legally bound, in return for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including the mutual exchange of covenants and promises herein contained, agree as follows:


                                    ARTICLE I
                                     ACREAGE

         A. Simultaneous with the execution of this Agreement SK shall assign, transfer and convey to Knox an undivided fifty percent (50%) interest in and to the existing Oil, Gas and Mineral Leases owned and held by SK in the Livingston Area. The Oil, Gas and Mineral Leases comprise approximately fourteen thousand (14,000) within the Livingston Transform Area. Excepting the warranties specifically set forth in other provisions of this Agreement, the Acreage acquired hereunder shall be conveyed to Knox by SK with the following representations and warranties: (i) SK shall unconditionally warrant and defend the title to the interest being herein assigned to Knox against any person or entity claiming the same, by, through, or under SK, but not otherwise, (ii) that any and all oil, gas and mineral leases covering the Acreage shall be in full force and effect in accordance with the terms and conditions contained therein;
(iii) SK has full authority to execute and deliver the assignment provided for herein in order to convey to Knox the full interest in the Acreage which Knox contemplates hereunder; (iv) the net revenue interest assigned to Knox not be less than Knox's proportionate share of the actual net revenue interest which was delivered to SK, except that SK may assign an overriding royalty interest of no more than one percent (1.0%) in the oil, gas and mineral leases to brokers or agents (said overriding royalty shall proportionately burden SK and Knox's interests); and (vi) the Acreage shall be assigned to Knox free and clear of any


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mortgages, liens, burdens, or encumbrances, of any character or kind, except for
Knox's proportionate share of the no more than a one percent (1%) overriding royalty interests as identified herein. The assignment, conveyance and bill of sale documents shall be in a form that is mutually agreeable to SK and Knox.

         B. As part of the ongoing exploration and development of the Livingston Area, SK shall acquire additional Oil, Gas and Mineral Leases within the Clarkston and Lewisville Prospects. SK has identified and anticipates the additional acquisition of ten thousand (10,000) net mineral acres located within the Clarkston and Lewisville Prospects("Additional Acreage"). SK will assign, transfer and convey to Knox its proportionate undivided fifty percent (50%) interest in the Additional Acreage promptly upon its acquisition by SK, and shall in no event assign, transfer and convey the Additional Acreage within thirty (30) days of its acquisition by SK. Knox agrees to pay all of the projected actual lease acquisition and brokerage costs as set forth on the Cost Allocation schedule which is attached hereto and incorporated herein as Exhibit "C." The projected lease acquisition and brokerage costs associated with the acquisition of the Additional Acreage is included within the amounts to be paid by Knox pursuant to the terms of Article III hereof. It is understood and agreed between the parties that the amounts set forth on the Cost Allocation are an estimate of the costs associated with the acquisition of the Additional Acreage and Knox agrees to pay all of the actual costs incurred to acquire the Additional Acreage in excess of the sums set forth on the Cost Allocation. In the event the actual costs to acquire the Additional Acreage are less than the costs set forth on the Cost Allocation, or SK fails to acquire ten thousand (10,000) net mineral acres, SK shall refund to Knox all excess funds. All Additional Acreage acquired hereunder shall be conveyed to Knox by SK with the following representations and warranties: (i) SK shall unconditionally warrant and defend the title to the interest being herein assigned to Knox against any person or entity claiming the same, by, through, or under SK, but not otherwise,
(ii) that any and all oil, gas and mineral leases covering the Additional Acreage shall be in full force and effect in accordance with the terms and conditions contained therein; (iii) SK has full authority to execute and deliver the assignment provided for herein in order to convey to Knox the full interest in the Additional Acreage which Knox contemplates hereunder; (iv) the net revenue interest assigned to Knox not be less than Knox's proportionate share of the actual net revenue interest which was delivered to SK, except that SK may assign an overriding royalty interest of no more than one percent (1.0%) in the oil, gas and mineral leases to brokers or agents (said overriding royalty shall proportionately burden SK and Knox's interests); and (vi) the Additional Acreage shall be assigned to Knox free and clear of any mortgages, liens, burdens, or encumbrances, of any character or kind, except for Knox's proportionate share of the no more than a one percent (1%) overriding royalty interests as identified herein. The assignment, conveyance and bill of sale documents shall be in a form that is agreeable to SK and Knox.

         C. SK and Knox hereby establish an Area of Mutual Interest which shall encompass all the lands identified on Exhibit "D". The term "Area of Mutual Interest" ("AMI") shall include all of the lands, oil, gas and mineral leasehold interests, royalty interests, mineral interests, farm-ins, farmouts, contracts, agreements, and personal property used or obtained in connection therewith and all oil, gas and mineral interests, leasehold interests, mineral interests, and/or royalty interests of every kind and nature within the lands described on Exhibit "D". The term AMI shall also include the oil, gas and mineral interests, leasehold interests, royalty interests, contractual interests attributable to the lands outside such area which are required to be taken by lease, farmout or otherwise in order to get coverage on the oil, gas and mineral interests attributable to land described on Exhibit "A". The parties shall share the interests acquired within the AMI as follows:

         SK        -       50%
         Knox      -       50%

         Either party making an acquisition ("Acquiring Party") shall give the other party written notice within ten (10) days of consummating such transaction of the terms of the transaction, including but not limited to, the type of interest acquired, contract or lease terms, and the costs of acquisition. The party receiving such notice ("Reimbursing Party") shall have ten (10) days from the date of receipt to elect to acquire its proportionate share of such acquired interest. Failure to timely make an election to participate shall be deemed as an affirmative election not to participate in the acquisition. In order to exercise such election, the Reimbursing Party receiving notice shall tender to the Acquiring Party its proportionate share of the costs of such acquisition together with its written election to participate. Upon tendering such reimbursement, the Reimbursing Party shall be considered a proportionate owner of the interest so acquired and the Acquiring Party shall immediately execute, acknowledge and tender to the Reimbursing Party an assignment and/or conveyance of its proportionate interest. Each of the parties hereto agrees to assist the other in obtaining abstracts of title, title opinions, and other title data including title curative data. Each of the parties agrees to reimburse the other for its proportionate share of the costs of obtaining such data, curing title and brokerage fees as to any interests shared pursuant to the AMI. None of the other parties hereto shall be liable to the other in damages or otherwise for failure to perform under the terms hereof. The only consequence of such non-performance shall be the loss of all rights of the non-performing party hereunder except as to all interests within the AMI as to which such party has performed. The term of this AMI shall be for a period of ten (10) years and for as long thereafter as any oil, gas and mineral lease subject to this Agreement remain or are continued in force and effect as to any part of the AMI, whether by production, extension, renewal, or otherwise.

         D. In the event that any of the oil, gas and mineral leases covering the Acreage, the Additional Acreage, or is acquired under the AMI, covers less than the full undivided mineral interest in the lands covered thereby, then the interest to be conveyed herein, shall be proportionately reduced in direct proportion to that which the mineral interests actually covered under said oil, gas and mineral leases. Such interest shall also be proportionately reduced in the event the oil, gas and mineral leases cover less than the full leasehold or mineral title, or in the event the acquiring party did not acquire a full interest in the oil, gas and mineral leases.

         E. SK shall provide to Knox, at SK's sole cost and expense, copies of the oil, gas and mineral leases, title run sheets, title reports, title opinions, division orders, and any other documentation relating to the Acreage, the Additional Acreage, and any acreage acquired pursuant to the terms of the AMI.

                                   ARTICLE II
                                GEOPHYSICAL DATA


         A. SK shall acquire and provide to Knox seismic data covering and including the Livingston Area at the cost as set forth on the Cost Allocation Schedule (hereinafter the "Livingston Data"). The license for the Livingston Data shall name both SK and Knox as licensees with equal right to the use of the Livingston Data. SK shall, at their sole cost and expense, provide to Knox, reasonable access to the geophysical workstation located at SK's offices in order to properly, timely, and independently evaluate the geologic and/or geophysical merit of the Livingston Area. Additionally, SK shall provide to Knox access to all associated well data, engineering data, geological data, and any and all other geophysical data or information which SK possesses within the Livingston Area, including but not limited to interpretations of existing seismic logs, cores, and production history.

         B. SK shall obtain reprocessing of the Livingston Data covering and including the Livingston Area at a cost as set forth on the attached Cost Allocation Schedule. The reprocessed seismic data shall be owned in equal shares by SK and Knox.

         C. SK shall engage the services of a geophysicist to interpret the acquired and reprocessed seismic data covering the Livingston Area and the AMI at a cost as set forth on the attached Cost Allocation Schedule.

         D. SK shall at its sole cost and expense provide the initial interpretation of the seismic data for exploration and development of the Livingston Area.


                                   ARTICLE III
                                     FUNDING

         Upon the execution of this Agreement, Knox shall pay to SK the sum of One Million Eight Hundred Five Thousand Dollars ($1,805,000.00) which represents the amount equal to the actual costs for the Acreage the proposed Additional Acreage costs and Geophysical costs set forth on the Cost Allocation Schedule, and one half of SK's promoted costs. Additionally, Knox agrees to pay to SK on or before January 1, 2003 the additional sum of Four Hundred Twenty Five Thousand Dollars ($425,000.00), which represents a total purchase price of Two Million Two Hundred Thirty Thousand Dollars ($2,230,000.00). The purchase price will be allocated in substantially the fashion described on the Cost Allocation schedule attached hereto. If Knox fails to pay the sum due by January 1, 2003 to SK, Knox must reassign the Acreage and Additional Acreage to SK, free and clear of all liens and encumbrances.

                                   ARTICLE IV
                                SALE OF INTEREST

         A. For a period of one (1) year from the date of this Agreement, SK and Knox mutually agree to cooperate in effecting the sale of the entirety of the oil, gas and mineral leasehold acreage jointly owned within the Livingston Area, including the Longview Prospect and Osborn Prospect which are located in Oktibbeha County, Mississippi and which are the subject matter of a certain Exploration Agreement dated March 23, 2002, by and between SKH Energy Partners II, L.P. and Knox Miss. Partners, L.P.

         B. In the event of a joint sale by Knox and SK of some or all of the lands within the Livingston Area, Knox will be entitled to receive all of proceeds derived from such sale or sales until such time as Knox receives Eight Hundred Fifty Thousand Dollars ($850,000.00). After Knox has recovered the first Eight Hundred Fifty Thousand Dollars ($850,000.00) all proceeds derived from such sale or sales shall be allocated to SK and Knox according to their respective interests. If such sale or sales occur prior to January 1, 2003, Knox will be limited to the receipt of the first Four Hundred Twenty Five Thousand Dollars ($425,000.00) derived from the proceeds of such sale or sales and the payment due to SK from Knox in the amount of Four Hundred Twenty Five Thousand Dollars ($425,000.00) identified hereinabove in Article III will be waived by SK and will not due and owing by Knox.

         C. In the event that there are sales of the acreage within the Livingston Area and the parties drill and complete an Initial Prospect Exploratory Well(as defined herein) as a well capable of commercial production, SK agrees to executed and deliver a conveyance (in a mutually acceptable form) to Knox of a production payment equivalent to ten percent of eight eighths (10% of 8/8ths) of SK's portion of the revenue from the Initial Prospect Exploratory Well until Knox has recovered and received the total sum of eight hundred fifty thousand dollars ($850,000.00).


                                    ARTICLE V
                                JOINT OPERATIONS

         All operations conducted in the Livingston Area shall be subjected to the provisions of a Joint Operating Agreement. All operations conducted on the Livingston Area shall be subject to the provisions of a Joint Operating Agreement. The Joint Operating Agreement shall be in the form and language of AAPL Form 610-1989, with the modifications and additions as set forth on Exhibit "E", attached hereto, including any further or additional modifications or amendments as may be mutually agreed by the parties ("JOA"). Knox shall be named as the Operator under the JOA. SK agrees to execute and deliver to Knox the JOA contemplated in this paragraph at Closing. In the event of a conflict between this Agreement and the terms of the JOA, this Agreement shall prevail.

                                   ARTICLE VI
                                EXPLORATORY WELL

         A. SK and Knox agree that for a period of one (1) year from the date of execution of this Agreement neither party will propose the drilling of a well within the Livingston Area.

         B. After one (1) year from the date of the execution of this Agreement, either party may propose the drilling of an initial prospect exploratory well ("Initial Prospect Exploratory Well") within the Livingston Area for any Prospect Area (as hereinafter defined). Should any party desire to propose such Initial Prospect Exploratory Well ("Proposing Party"), said Proposing Party shall make the proposal in writing and provide the other party the following:

         (i) a structure map of the prospect to be tested at objective depths;

         (ii) an outline defining the Prospect Area. As a general rule, it is the intent of the parties that the Prospect Area outline shall be drawn on the nearest quarter section line outside the lowest closing contour of the structure rot be tested, or in the case of a stratigraphic trap or fault trap, the outline shall be drawn to the nearest quarter section lines outside the stratigraphic trapping boundary or the trapping fault plane.

         (iii) an Authorization For Expenditure ("AFE") depicting both the cost for a dry hole and for a completed producing well.

         (v)    a leasehold and ownership map covering the Prospect Area.

The party receiving such notice ("Electing Party") shall have thirty (30) days following the receipt of all items set forth above in which to make its election to participate in the Initial Prospect Exploratory Well pursuant to the terms hereof. The JOA will govern the operations of the Initial Prospect Exploratory Well proposed for the Prospect Area, except to the extent it does not conflict wit the provisions of this Agreement, including, but not limited to the relinquishment provision set forth herein.

         Failure to timely make an election to participate shall be deemed as an affirmative election not to participate in the Initial Prospect Exploratory Well for a Prospect Area. A non-participating Party in the Initial Prospect Exploratory Well for any Prospect Area will relinquish its interest to the participating party as follows:

         (i) In the event the Initial Prospect Exploratory Well l is drilled to the objective formation and is capable of production in paying quantities, relinquish one hundred percent (100%) of its interest or right to earn or acquire an interest in the producing unit established for the Initial Prospect Exploratory Well, and relinquish fifty percent (50%) of its interest or right to earn or acquire a interest in the remainder of the Prospect Area to the participating Party.

         (i) In the event the Initial Prospect Exploratory Well is drilled to the objective formation and drilled as a dry hole, the amount of acreage relinquished to the participating Party as to the aforementioned one hundred percent (100%) interest will be limited to the applicable statewide or field spacing rules (for the field where the well is located) established by the Mississippi Oil & Gas Commission for the producing units for the objective formation as if the well had been completed as a producer. In the event the well is drilled to the objective formation and drilled as a dry hole then the relinquishment of the aforementioned fifty percent (50%) interest will still apply as to the balance of the Prospect Area.

         (i) In the event the participating Party while drilling in good faith, fails to reach the objective formation due to impenetrable substances or conditions in the hole which in a prudent operator's opinion would render further drilling impracticable but encounters producible hydrocarbons in a shallower formation, and should such Party desire to complete the well at such shallower formation it may elect to do so. In this case, should the completion attempt result in a productive well or a well capable of production in paying quantities, the non-participating Party will relinquish to the participating Party one hundred percent (100%) of its interest in the producing unit established for the well and relinquish fifty percent (50%) of its interest or right to earn or acquire a interest in the remainder of the Prospect Area to the participating Party.

         C. All subsequent wells drilled in a Prospect Area shall be proposed by the parties in accordance with the JOA. All subsequent operations conducted on an Initial Prospect Exploratory Well and all subsequent wells shall be in accordance with the JOA.


                                   ARTICLE VII
                             RELATIONSHIP OF PARTIES

         A. The parties hereto expressly do not intend to create, and no provision hereof shall be construed as creating a partnership, joint venture, mining partnership, corporation, association or other relationship whereby any party hereto shall ever be held liable for the acts either by omission or commission, of the other, the liability of all the respective parties hereto being several and not joint or collective. Each party shall be individually responsible for its own obligations as set out in this Agreement and in the JOA.

         B. Each party hereto agrees to defend, indemnify, save, and hold harmless the other party from and against any and all claims, demands, causes of action, and damages to third parties claiming under a party hereto for brokerage, commission, finders, or other fees relative to this Agreement, or the transactions contemplated hereby, together with any court costs, attorney's fees or other costs or expenses arising therefrom.

         C. Nothing in this Agreement (express or implied) is intended or shall be construed to confer upon any person or entity not a party hereto any right, remedy or claim under, or by reason of, this Agreement.

                                  ARTICLE VIII
                                     NOTICES

         A. Except as otherwise expressly provided herein, all notices or information required pursuant to this Agreement shall be in writing, and shall be given or served by facsimile and by delivering the same in person to such party. Notice in the manner herein described shall be effective, from and after receipt of such notice by the addressee. Notice given in any other manner (including, but not limited to, notice by courier, delivery, FedEx, or other delivery service) shall be effective only if and when received by the party to be notified. In the event the addressee refuses delivery of any such notice, then such notice shall be deemed as received on the postal date of such refusal. The addresses for the parties shall be as follows:

             If to Knox:

                              Knox Miss. Limited Partners, L.P.
                              One Belmont Ave,  Suite 704178
                              Bala Cynwyd, PA 19004
                              Office: (610) 660-5906
                              Fax:    (610) 660-5905
                              Attn:   Mr. Stephen Harrington

                              With copy to:
                              Klehr, Harrison, Harvey, Branzburg and Ellers
                              Attn: Craig Zappetti, Esq.
                              260 S. Broad Street Ste. 400
                              Philadelphia, PA 19102



             If to SK:

                              SK Exploration, Inc.
                              7700 San Felipe, Suite 500
                              Houston, Texas 77063
                              Office: (713) 782-1075
                              Fax:    (713) 785-6591
                              Attn:   Mr. George W. Hugo, Jr.


         Any party may, by written notice so delivered to the other as set forth above, change the address to which the deliver shall thereafter be made.

                                   ARTICLE IX
                              MISCELLANEOUS MATTERS

         A. TIME IS OF THE ESSENCE IN THIS AGREEMENT. This Agreement and all operations hereunder shall be subject to all valid and applicable laws, orders, rules and regulations of any governmental body having jurisdiction over such operations. This Agreement and the legal relations amount the parties hereto shall be governed by and construed in accordance with the substantive laws of the State of Texas.

         B. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. Except as otherwise expressly provided in this Agreement, the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right to enforce the same.

         C. All the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any assignment of the parties rights hereunder to any third party shall be made expressly subject to all of the terms, provisions, covenants, obligations, indemnities, representations, warranties and conditions of this Agreement and the JOA.

         D. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         E. The parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement, including the opportunity to submit the same to legal counsel for review and comment. Based on said review and consultation, the parties agree with each and every term contained in the Agreement. Based on the foregoing, the parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

         F. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. It shall not be necessary that the Parties hereto execute a single counterpart hereof, and this Agreement shall be effective when each party hereto has executed a counterpart hereof (whether or not any other party has executed the same counterpart).

         G. The subject headings of the articles, sections and subsections of this Agreement are included solely for purposes of convenience and reference only, and shall not be deemed to explain, modify, limit, amplify or aid in the meaning, construction or interpretation of any of the provisions of this Agreement.

         H. The Parties have entered into this Agreement for their own accounts and shall acquire any Leases hereunder for their own accounts and not with the intent to make a distribution hereof within the meaning of Securities Act of

1933 and the rules and regulations pertaining to it or distribution thereof in violation of any applicable securities laws.

         I. Each Party hereto shall from time to time do and perform such further acts and execute and deliver such further instruments, assignments and documents as may be required or reasonably requested by the parties hereto to carry out and effect the intentions and purposes of this Agreement.

         IN WITNESS HEREOF, the undersigned parties have executed this Agreement on the day set forth hereinabove but such Agreement is effective March 20, 2002.


KNOX MISS. PARTNERS, L.P.                   SK EXPLORATION, INC.

By:   KNOX MISS., LLC

      By: /s/  Mark A. Bush                 By: /s/  Keith Hatch
          -----------------------------         --------------------------------
          Mark A. Bush, Managing Member         Keith Hatch, Vice-President